Exhibit 99.1
STOCK PURCHASE AGREEMENT

THIS STOCK TRANSFER AGREEMENT ("Agreement") is entered into as of November  18, 2009, by and between Xi’an Dehao Investment & Consulting Cooperation Ltd. ("seller") and Shaanxi Tianren Organic Food Co., Ltd. (the "buyer").
Whereas, the seller and the buyer have engaged in an Intent Letter for Yingkou Aqcuistion on June 1, 2008.

NOW, THEFORE, BE IT HEREBY RESOVLED, in consideration of the mutual covenants and conditions herein contained, and other good and valuable consideration, the parties hereto do hereby agree as follows:

1. Transfer of Shares. Hereby the seller agrees to transfer its own 100% stock ownership of Yingkou Trusty Fruits Co., Ltd. (hereinafter referred to as “Yingkou Trusty Company”) to the buyer. The buyer agrees to buy the 100% stock ownership of Yingkou Trusty Company owned by the seller.

2. Price and Payment. The total price of the transferred stock is RMB 22,700,000.
Whereas, from June 1, 2008 to June 30,2009, the buyer has paid a total of RMB 22,000,000 for acquisition.
Now, the Parties agree that within 7days after the Agreement becomes effective，the buyer agrees to pay the remaining balance RMB 2,700,000.

3. Rights and Regulations. The buyer will hold the rights and regulations as the shareholder of Yingkou Trusty Company after this stock transfer and reassignment of the stock are finished.

4. Representations, Warranties and Covenant.
(1) The seller hereby represents and warrants to the buyer that when signing this agreement:
The information and statement about the assets, machines and equipment and affiliated facilities of Yingkou Trusty Company provided by the seller are true and that no material facts have been misstated.
(2) The buyer hereby represents and warrants to the seller that when signing this agreement the payment should be made according to this agreement.
(3) The seller should make the effort to cooperate with the related parties e.g. Bank and Business Administration Agencies or Tax Agencies at all levels to accelerate the operation of Yingkou Trusty Company.

5. Breach of Agreement.
Each party shall fully and duly perform its obligations under this agreement. In the event that one party violates any clause, representation, guarantee or covenant of this agreement, it shall compensate 30% of the total purchase price to the other party for its breach of contract.

6. Applicable Law and Dispute Resolution.
(1)	The execution, effectiveness, interpretation, enforcement and resolution of this agreement and disputes arising from or of this agreement shall be subject to PRC laws and administrative regulations.
(2)	Any disputes arising from or related to this agreement shall be resolved through friendly negotiation first.
(3)	In the event no settlement is achieved after friendly negotiation, such disputes may be submitted to the local People’s Court.

7. Miscellaneous.
(1) This agreement will come into effect since the date that this agreement was signed.
(2) This agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements.
(3) The failure of either party to perform all or part of the obligations under the agreement due to force majeure (including but not limited to the change of law and related policy) shall not be deemed as breach of contract.
(4) This agreement may be amended or modified only by an instrument in writing duly executed by both parties.
(5) This agreement is executed in Chinese and in two originals.

Xi’an Dehao Investment&Consulting Cooperation Ltd.
CEO: Lake Chen

Shaanxi Tianren Organic Food Co., Ltd.

CEO: Hongke Xue